                                  SCHEDULE 13G

                                 (RULE 13d-102)

     Information to be included in statements filed pursuant to Rule 13d-1(b) and (c) and amendments thereto filed pursuant to Rule 13d-2(b).

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)

                                View Tech, Inc.
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                                (Name of Issuer)

                        Common Stock, $0.0001 par value
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                         (Title of Class of Securities)

                                  926707-10-0
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                                 (CUSIP Number)

     Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (see Rule 13d-7).

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 926707-10-0                   13G                    PAGE 2 OF 5 PAGES
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(1) Names of Reporting Persons/S.S. or
    I.R.S. Identification Nos. of Above Persons               Robert G. Hatfield
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(2) Check the Appropriate Row if a Member of a Group (See Instructions) (a)  [_]
                                                                        (b)  [_]
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(3) SEC Use Only _______________________________________________________________
________________________________________________________________________________
(4) Citizenship or Place of Organization      United States
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 Number of          (5) Sole Voting Power                 517,500
 Shares
 Beneficially       ------------------------------------------------------------
 Owned by           (6) Shared Voting Power               0
 Each
 Reporting          ------------------------------------------------------------
 Person With        (7) Sole Dispositive Power            517,500

                    ------------------------------------------------------------
                    (8) Shared Dispositive Power          0
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(9) Aggregate Amount Beneficially Owned by Each Reporting Person         517,500
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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
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(11) Percent of Class Represented by Amount in Row 9       8.10%
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(12) Type of Reporting Person (See Instructions)            IN
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CUSIP NO. 926707-10-0                   13G                    PAGE 3 OF 5 PAGES
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ITEM 1(a).  Name of Issuer:                                      View Tech, Inc.
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ITEM 1(b).  Address of Issuer's Principal Executive Offices:      950 Flynn Road
                                                            Camarillo, CA  93012
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ITEM 2(a).  Name of Person Filing:                            Robert G. Hatfield
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ITEM 2(b).  Address of Person Filing:                             950 Flynn Road
                                                            Camarillo, CA  93012
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ITEM 2(c).  Citizenship:                                           United States
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ITEM 2(d).  Title of Class of Securities:        common stock, $0.0001 par value
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ITEM 2(e).  CUSIP Number:                                            926707-10-0
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ITEM 3.     If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b),
            check whether the person filing is a:      Not Applicable

(a).  [_]   Broker or dealer registered under Section 15 of the Act;
(b).  [_]   Bank as defined in Section 3(a)(6) of the Act;
(c).  [_]   Insurance Company as defined in Section 3(a)(19) of the Act;
(d).  [_]   Investment Company registered under Section 8 of the
            Investment Company Act;
(e).  [_]   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974
            or Endowment Fund; see (S)240.13d-1(b)(1)(ii)(F);
(f)   [_]   Parent Holding Company, in accordance with (S)240.13d-1(b)(ii)(G)
            (Note: See Item 7);
(h)   [_]   Group, in accordance with (S)240.13d-1(b)(1)(ii)(H).
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CUSIP NO. 926707-10-0                   13G                    PAGE 4 OF 5 PAGES
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ITEM 4.   OWNERSHIP

(a)      517,500
(b)      8.1%
(c)(i)   517,500
(c)(ii)  0
(c)(iii) 517,500
(c)(iv)  0
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ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                 Not Applicable
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ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                 Not Applicable
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ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 Not Applicable
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ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                 Not Applicable
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ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

                                 Not Applicable
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ITEM 10.  CERTIFICATION

                                 Not Applicable
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CUSIP NO. 926707-10-0                   13G                    PAGE 5 OF 5 PAGES
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                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 July 8, 1997



                                 /s/ Robert G. Hatfield
                                 -----------------------------------------------
                                     Signature



                                 Robert G. Hatfield/Individual
                                 -----------------------------------------------
                                 Name/Title